NINTH AMENDMENT TO CREDIT AGREEMENT



   Harris Trust and Savings Bank
   111 West Monroe Street
   Chicago, Illinois

   Gentlemen:

             The undersigned, BADGER PAPER MILLS, INC., a Wisconsin corporation ("Badger"), and PLASTECHS, INC., a Wisconsin corporation ("PlasTechs") (collectively, Badger and PlasTechs are hereinafter sometimes referred to as "Borrowers"), refers to the Credit Agreement dated as of June 30, 1993, as amended from time to time (the "Agreement") and currently in effect between the Borrowers and you (the "Bank"). All capitalized terms used herein without definition shall have the same meanings as they have in the Agreement.

             The Borrowers hereby apply to the Bank for a certain modification to the Agreement and the Borrowers' borrowing arrangements with the Bank.

   1.   AMENDMENT.

             Upon your acceptance hereof in the space provided for that purpose below, the Agreement shall be and hereby is amended as follows:
   (a) Section 10 of the Agreement is hereby amended in its entirety to read as follows:

             The definition of "Termination Date" appearing in Section 10 of the Agreement is hereby amended by deleting the date April 30, 1999 appearing therein and inserting in its place the date July 1, 1999.

   2.   CONDITIONS PRECEDENT.

             The effectiveness of this Ninth Amendment is subject to the satisfaction of all of the following conditions precedent:

             (a) The Borrowers and the Bank shall have executed this Ninth Amendment.

             (b) The Bank shall have received copies executed or certified (as may be appropriate of all legal documents or proceedings taken in connection with the execution and delivery hereof and the other instruments and documents contemplated hereby.

             (c) All legal matters incident to the execution and delivery hereof and of the instruments and documents contemplated hereby shall be satisfactory to the Bank and its counsel.

   3.   REPRESENTATIONS.

             In order to induce the Bank to execute and deliver this Ninth Amendment, the Borrowers hereby represent to the Bank that as of the date hereof and as of the time that this Ninth Amendment becomes effective, each of the representations and warranties set forth in Section 5 of the Agreement are and shall be and remain true and correct and the Borrowers are in full compliance with all of the terms and conditions of the Agreement and no Default as defined in the Agreement as amended hereby nor any Event of Default as so defined, shall have occurred and be continuing or shall arise after giving effect to this Ninth Amendment.

   4.   MISCELLANEOUS.

             (a) Collateral Security Unimpaired. The Borrowers hereby agree that notwithstanding the execution and delivery hereof, the Collateral Documents shall be and remain in full force and effect and that any rights and remedies of the Bank thereunder, obligations of the Borrowers thereunder and any liens or security interests created or provided for thereunder shall be and remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interest created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect hereto.

             (b) Effect of Amendment. Except as specifically amended and modified hereby, the Agreement shall stand and remain unchanged and in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, instrument or other document making reference to the Agreement, any reference to the Agreement in any of such to be deemed to be a reference to the Agreement as amended hereby.

             (c) Costs and Expenses. The Borrowers agree to pay on demand all out-of-pocket costs and expenses incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Ninth Amendment and the documents and transactions contemplated hereby, including the fees and expenses of counsel to the Bank with respect to the foregoing.

             (d) Counterparts; Governing Law. This Ninth Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be an original but all of which to constitute one and the same agreement. This Amendment shall be governed by the internal laws of the State of Illinois.

             Dated as of August 6, 1998.

                            BADGER PAPER MILLS, INC.


                            By:  /s/ Thomas W. Cosgrove

                                 Its:  President



                            PLASTECHS, INC.


                            By:  /s/ Thomas W. Cosgrove

                                Its:  President


        Accepted and agreed to at Chicago, Illinois, as of the date and year last above written.

                            HARRIS TRUST AND SAVINGS BANK


                            By:  /s/
                                 Its Vice President